EXHIBIT 1.2

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of July 30, 2007, between Intertape Polymer Group Inc., a corporation existing under the Laws of Canada (“ITP”) and Brandes Investment Partners, L.P, a limited partnership constituted under the Laws of Delaware (the “Standby Purchaser”);

WHEREAS ITP proposes to effect an offering of Rights to the holders of record of its Common Shares pursuant to a short form prospectus;

WHEREAS the Standby Purchaser has agreed, for and on behalf of its Managed Accounts, to: (i) exercise Rights; and (ii) purchase Common Shares offered under the Rights Offering that are not otherwise purchased thereunder, up to the aggregate amount of US$20,000,000, on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1
INTERPRETATION

1.1

Definitions.  In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations adopted by the SEC thereunder;

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Right attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available), as such entitlement is further detailed in the Prospectus;

“Basic Subscription Right” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for one Common Share at a price equal to the Subscription Price for each number of Rights held equal to the Rights Ratio, as such entitlement is further detailed in the Prospectus;

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Montreal;

“Canadian Securities Commissions” means, collectively, the securities commission or similar securities regulatory authorities of each Canadian Qualifying Jurisdiction;

“Common Shares” means the common shares in the share capital of ITP;

“Expiry Date” means the date on which the Rights shall expire and become null and void as set out in the Final Prospectus which is expected to be on or about the 21st day following the date on which the Final Prospectus is mailed to Persons who are holders of Shares as of the Record Date and is not expected to be later than September 7, 2007;

“Expiry Time” means 5:00 p.m. (Montreal time) on the Expiry Date;

“Final Prospectus” means the final short form prospectus to be filed by ITP with the Securities Commissions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus;

“Governmental Entity” means any: (i) federal, provincial, state, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Laws” means any and all applicable laws, including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

“Managed Account” means a fully managed account maintained by the Standby Purchaser in respect of which the Standby Purchaser has been granted the authority to exercise its investment discretion;

“Market Price” means the simple average of the daily closing prices of the Common Shares on the TSX during the period of twenty (20) trading days ending immediately prior to the day on which the Final Prospectus is filed with the securities commissions in Canada;

“Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations, or results of operations or prospects of ITP and its subsidiaries on a consolidated basis that is, or would reasonably be expected to be, material and adverse to ITP and its subsidiaries on a consolidated basis;

“Material Subsidiaries” means Intertape Polymer Inc., ECP GP II Inc., ECP L.P., Spuntech Fabrics Inc., IPG Financial Services Inc., IPG Holding Company of Nova Scotia, Intertape Polymer Corp., Intertape Woven Products Services S.A. de C.V., IPG Holdings LP, Polymer International Corp., IPG (US) Inc., IPG (US) Holdings Inc., Intertape Polymer US Inc. and Fibope Portuguesa-Filmes Biorientados S.A.;

“Misrepresentation” means: (a) a “misrepresentation” as defined in section 1(1) of the Securities Act; or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

“NYSE” means the New York Stock Exchange;

“Person” includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof, however designated or constituted and whether or not a legal person or entity;

“Preliminary Prospectus” means the preliminary short form prospectus expected to be filed on or about July 27, 2007 with the Securities Commissions in each of the provinces of Canada in connection with the Rights Offering, a draft copy of which has been provided to each of the parties hereto by ITP;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus;

“Public Documents” means: (i) the annual information form of ITP dated April 2, 2007; (ii) the audited consolidated financial statements of ITP as at and for the fiscal year ended December 31, 2006 and 2005 and related notes, together with the Management’s Discussion and Analysis pertaining thereto; (iii) the management information circular dated May 25, 2007 prepared in connection with ITP’s annual and special meeting of Shareholders held on June 28, 2007; (iv) the material change reports of ITP dated May 2, 2007 and July 3, 2007; and (v) any other document which is incorporated by reference in the Prospectus;

“Qualifying Jurisdictions” means all of the provinces of Canada (the “Canadian Qualifying Jurisdictions”), the United States and individual states in the United States as selected by ITP;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by ITP in the Final Prospectus, which is expected to be no later than August 16, 2007;

“Rights” means the rights, that will be listed for trading on the TSX, to subscribe for Common Shares offered by ITP under the Rights Offering, pursuant to the Basic Subscription Right and the Additional Subscription Privilege, at the Subscription Price;

“Rights Closing” means the closing of the Rights Offering and the issuance of Common Shares pursuant to the exercise of the Basic Subscription Right and the Additional Subscription Privilege;

“Rights Closing Date” means two Business Days following the Expiry Date, or such other date as may be agreed to by ITP, which in no event shall be later than September 30, 2007;

“Rights Offering” means the offering by ITP of Rights to the holders of Shares on the Record Date (including, for greater certainty, any Rights held by the subscription agent on behalf of “Ineligible Holders” as defined in the Prospectus) to purchase Common Shares at the Subscription Price undertaken in accordance with Article 2;

“Rights Offering Maximum” means the maximum dollar amount of the Rights Offering as set out in the Final Prospectus, which is expected to be not less than sixty million US Dollars (US$60,000,000) and not more than ninety million US Dollars (US$90,000,000);

“Rights Offering Proceeds” means the aggregate Subscription Price of all Common Shares subscribed for and taken up under the Rights Offering by holders of Rights, determined as of the Rights Closing Date; for greater certainty, “Rights Offering Proceeds” shall include all Common Shares subscribed for and taken up: (i) pursuant to the Additional Subscription Privilege; and (ii) by all of the Standby Purchasers under the Rights Offering, but shall not include any Common Shares subscribed for and taken up pursuant to the Standby Commitment of the Standby Purchaser or the standby commitments of any other Standby Purchasers;

“Rights Ratio” means the number of Rights which must be held to entitle the holder to subscribe for one Common Share under the Basic Subscription Right, as determined by ITP in accordance with section 2.4;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, the Rights, the Common Shares issuable upon exercise of the Rights, and the Standby Shares;

“Securities Act” means the Ontario Securities Act, as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions, including the SEC;

“Securities Laws” means all applicable securities Laws (including, for the avoidance of doubt, state Blue Sky laws) of each of the Qualifying Jurisdictions and the applicable rules of the TSX and the NYSE;

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 of the Canadian Securities Administrators;

“Shares” means the Common Shares of ITP that are issued and outstanding as of the Record Date;

“Standby Closing Date” means two Business Days following the Rights Closing Date, or such other date as may be agreed by ITP and the Standby Purchaser, which in no event shall be later than September 30, 2007;

“Standby Commitment” means the obligation of the Standby Purchaser to purchase a number of Standby Shares having an aggregate Subscription Price equal to the difference, if any, between: (A) the amount of the Standby Purchaser’s Subscription Commitment, and (B) the aggregate Subscription Price of all Standby Purchaser Rights Offering Shares acquired by the Standby Purchaser, whether pursuant to the Basic Subscription Right (set out in section 2.3(a)) or the Additional Subscription Privilege;

“Standby Purchaser Rights Offering Shares” means the Common Shares issuable to the Standby Purchaser pursuant to the exercise of the Basic Subscription Right and the Additional Subscription Privilege;

“Standby Purchaser Shares” means those Standby Shares required to be purchased by the Standby Purchaser pursuant to section 2.3(b);

“Standby Purchasers” means the Standby Purchaser and all other Persons who shall have signed a Standby Purchase Agreement in form and substance similar to this Agreement, by which they commit to exercise Rights and purchase Standby Shares in an aggregate specified amount;

“Standby Shares” means Common Shares that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights;

“Subscription Commitment” of the Standby Purchaser means twenty million US Dollars (US$20,000,000);

“Subscription Price” means the exercise price per Common Share applicable under the Rights Offering, which price per Common Share shall be equal to the Market Price, subject to rounding up or rounding down by an amount of not more than $0.01, the whole as determined by ITP in its sole discretion, or the US Dollar equivalent of such amount determined in accordance with section 1.4;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“US$” and “US Dollars” mean legal tender of the United States.

1.2

Headings, etc.  The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3

Plurality and Gender.  Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing Persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4

Currency and Currency Conversions.  Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of the United States.  For purposes of this Agreement, and in particular, but without limitation, for purposes of the determination of the Subscription Price and the Rights Offering Proceeds, US dollar amounts shall be converted into Canadian dollar amounts, and vice versa, using the noon exchange rate of the Bank of Canada on the business day preceding the day on which the Final Prospectus is filed with the Canadian Securities Commissions.

1.5

Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein.  Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Québec in respect of all matters arising out of this Agreement.

1.6

Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.  The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.  The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7

Statutes.  Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

ARTICLE 2
RIGHTS OFFERING AND STANDBY COMMITMENT

2.1

Conduct of Rights Offering.  Subject to and in accordance with the terms hereof, ITP agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus, the Rights and the Common Shares issuable upon the exercise of the Rights to Persons that are (i) the holders of record of Shares on the Record Date in the Canadian Qualifying Jurisdictions; and (ii) the holders of record of Shares on the Record Date in the Qualifying Jurisdictions in the United States.

2.2

Timing of Rights Offering.  Subject to and in accordance with the terms hereof, ITP agrees that it will file with the Canadian Securities Commissions: (i) the Preliminary Prospectus on or about July 27, 2007; and (ii) the Final Prospectus on or before the day which is two Business Days following the date on which all necessary approvals and consents are received from the Canadian Securities Commissions and the TSX which are necessary or advisable, in ITP’s opinion, acting reasonably, to proceed with the filing of the Final Prospectus and completion of the Rights Offering.  ITP will use commercially reasonable efforts to obtain a receipt (or analogous decision document) as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus with the Canadian Securities Commissions.

2.3

Commitment of Standby Purchaser.  Subject to the terms hereof, the Standby Purchaser undertakes and agrees to subscribe for Standby Purchaser Rights Offering Shares and Standby Shares having an aggregate Subscription Price equal to its Subscription Commitment, as follows:

(a)

Exercise of Basic Subscription Right: the Standby Purchaser shall exercise its Basic Subscription Right, in full, and subscribe for all of the Standby Purchaser Rights Offering Shares to which it is entitled to subscribe under its Basic Subscription Right, not less than two Business Days prior to the Rights Closing Date; and

(b)

Standby Commitment: on the Standby Closing Date, the Standby Purchaser shall purchase from ITP, and ITP shall sell to the Standby Purchaser, a number of Standby Shares having an aggregate Subscription Price equal to its Standby Commitment; provided, however, that the Standby Commitment of the Standby Purchaser and the standby commitments of the other Standby Purchasers shall be subject to proportionate reduction, if required, in light of the Rights Offering Maximum. The number of Standby Shares to be purchased by each of the Standby Purchasers shall be determined by ITP, in accordance with the provisions hereof. Such determination by ITP shall be final and binding on the parties hereto and ITP shall advise each Standby Purchaser thereof, in writing, on the Business Day immediately preceding the Standby Closing Date.

For greater certainty, the Standby Purchaser shall not be required to subscribe for Standby Purchaser Rights Offering Shares and Standby Shares in excess of its Subscription Commitment.

2.4

Rights Ratio.  The Rights Ratio shall equal any number such that the product of: (i) the Subscription Price; and (ii) the number of Common Shares outstanding on the date hereof divided by such Rights Ratio, is a dollar amount which is not less than sixty million US Dollars (US$60,000,000) and is not greater than ninety million US Dollars (US$90,000,000).

2.5

Payment for Standby Purchaser Shares.  Subject to and in accordance with the terms hereof, on the Standby Closing Date, the Standby Purchaser shall pay, in immediately available funds by wire transfer to an account designated by ITP, or by certified cheque payable to ITP, the aggregate Subscription Price that is payable for the Standby Purchaser Shares to be purchased by it hereunder, in US Dollars, and ITP shall issue the Standby Purchaser Shares to the Standby Purchaser.

2.6

Restrictions on Sale outside the Qualifying Jurisdictions.  Except as contemplated by this Agreement, the Standby Purchaser agrees not to sell or distribute, directly or indirectly, its Standby Purchaser Shares or Standby Purchaser Rights Offering Shares in such a manner as to (i) require registration by ITP of the Standby Purchaser Shares or Standby Purchaser Rights Offering Shares or the filing by ITP of a prospectus or any similar document, or (ii) result in ITP becoming subject to reporting or disclosure obligations to which it is not subject as at the date of this Agreement, or by virtue of this transaction will be obligated to make, under the Laws of any jurisdiction outside the provinces of Canada, in each case that is material to ITP, and to sell the Standby Purchaser Shares and the Standby Purchaser Rights Offering Shares in accordance with all applicable Securities Laws.

2.7

Representations, Warranties and Covenants of ITP as to U.S. Sales.  ITP hereby represents, warrants and covenants to and with the Standby Purchaser that:

(a)

ITP shall prepare and file with the SEC a registration statement on Form F-7 covering the registration under the 1933 Act of the Common Shares issuable upon the exercise of the Rights, which registration statement shall include the Final Prospectus (with such deletions therefrom and additions thereto as are permitted or required by Form F-7 and the applicable rules and regulations of the SEC); and

(b)

ITP is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under section 8 of the United States Investment Company Act of 1940, as amended.

2.8

Representations and Warranties of the Standby Purchaser as to Investment Intent.  The Standby Purchaser represents and warrants to and with ITP that it is acquiring the Standby Purchaser Rights Offering Shares and the Standby Purchaser Shares either as principal, for its own account, or as agent for a Managed Account, and, in either case, for investment only and not with a view to the sale or distribution thereof.

2.9

Covenants of the Standby Purchaser as to U.S. Sales.  The Standby Purchaser covenants with ITP that it will, for so long as it holds any Standby Purchaser Rights Offering Shares or Standby Purchaser Shares, offer or sell such securities only (a) pursuant to an exemption from, or in a manner not requiring registration or delivery of a prospectus under, the registration and prospectus delivery requirements of the 1933 Act, including without limitation section 5 thereof and (b) in a manner not requiring any filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency pursuant to U.S. state securities or blue sky laws.

ARTICLE 3
COVENANTS OF ITP

3.1

Covenants.  Subject to and in accordance with the terms hereof, ITP undertakes and agrees with and in favour of the Standby Purchaser that:

(a)

Preliminary Prospectus.  It shall prepare and, on or about July 27, 2007, it shall file with the Canadian Securities Commissions, the Preliminary Prospectus (in the English and French languages, as appropriate), relating to the proposed distribution of the Securities.

(b)

Final Prospectus and Qualification.  As provided in section 2.2 and 2.7(a), ITP shall file with the Canadian Securities Commissions, and (to the extent provided in section 2.7(a)) with the SEC, the Final Prospectus (in the English and French languages, as appropriate, and modified or supplemented for filing with the SEC, if applicable, as appropriate) relating to the proposed distribution, in Canada, of the Securities and, in the United States, of the Common Shares issuable upon the exercise of the Rights and the Standby Shares, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Canadian Qualifying Jurisdictions in which the Final Prospectus has been filed.

(c)

Supplementary Material.  If required by Securities Laws, it shall prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws.  It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change.

(d)

Consents and Approvals.  It will use its commercially-reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in Canada, and the Common Shares issuable upon the exercise of the Rights and the Standby Shares in the United States, as contemplated herein and in the Prospectus and the entering into and performance by it of this Agreement (including, for greater certainty, the issuance of the Rights and the Common Shares issuable upon the exercise of such Rights, as well as the issuance to the Standby Purchaser of the Standby Purchaser Shares).

(e)

Cease Trade Order or Other Investigation.  From the date hereof through the earlier of (i) the Standby Closing Date and (ii) the termination of this Agreement, it will immediately notify the Standby Purchaser in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSX or other Governmental Entity that concerns any matter relating to the affairs of ITP that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of ITP.  Any notice delivered to the Standby Purchaser as aforesaid shall contain reasonable details of the demand, request, inquiry, order or ruling in question.

(f)

TSX Listing.  It shall take all action as may be required and appropriate so that the Rights, the Common Shares issuable upon exercise of the Rights and the Standby Purchaser Shares have been conditionally approved for listing on the TSX, subject to receipt of customary final documentation.

(g)

NYSE Listing.  It shall take all action as may be required and appropriate so that the Common Shares issuable upon exercise of the Rights and the Standby Purchaser Shares have been conditionally approved for listing on the NYSE, subject to receipt of customary final documentation.

(h)

Securities Laws.  It shall take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws and provide to the Standby Purchaser and its advisors copies of any documents that are to be submitted by it to any Securities Commission or other regulatory authority for such purpose prior to being so submitted. .

(i)

Corporate Existence.  In the event of a merger, consolidation or sale of all or substantially all of its assets, ITP shall ensure that the surviving successor entity in such transaction assumes its obligations hereunder.

(j)

Obtaining of Report.  It will cause CIBC Mellon Trust Company to deliver to the Standby Purchaser, as soon as is practicable following the Expiry Time, details concerning the total number of Rights duly subscribed and paid for by holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege.

(k)

Mailing of Materials.  It will use commercially reasonable efforts to effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of the Common Shares in Canada and in the United States, in each case, as soon as possible following the Record Date, and to the beneficial holders of Common Shares in Canada and the United States in the manner contemplated by National Instrument 54-101 as soon as possible following the Record Date.

(l)

Use of Proceeds.  The net proceeds (net of all dealer-manager (if any), rights agency, legal and accounting fees and expenses related to the Rights Offering) received by ITP in connection with the Rights Offering and the sale and issuance by ITP of the Standby Shares to the Standby Purchaser will be used by ITP as described under the heading “Use of Proceeds” in the Prospectus and for no other purpose.

(m)

Continuing Information Delivery Obligation.  For so long as the Standby Purchaser holds any Common Shares, in order to provide the Standby Purchaser, the benefits of Rule 144 under the 1933 Act (and any other applicable rule or regulation of the SEC that may at any time permit the Standby Purchaser to sell the Common Shares to the public without registration), ITP will make and keep public information available, as defined in Rule 144, all to the extent required from time to time to enable the Standby Purchaser = to sell Common Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144.  Upon the request of the Standby Purchaser, ITP will deliver to it a written statement as to whether it has complied with such information and requirements.

ARTICLE 4
CHANGES

4.1

Material Changes.

(a)

During the period from the date of this Agreement to the Standby Closing Date, ITP shall promptly notify the Standby Purchaser in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of ITP and its subsidiaries taken as a whole which would require the filing of an amendment to the Prospectus.

(b)

During the period from the date hereof to the date of filing of the Final Prospectus with the Canadian Securities Commissions, ITP shall promptly notify the Standby Purchaser in writing of:

(i)

any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date; and

(ii)

any change in any material fact contained in the Prospectus, including all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Prospectus or that would result in the Prospectus not complying with applicable Securities Laws.

(c)

ITP shall promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Standby Purchaser, acting reasonably, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change.  ITP shall in good faith discuss with the Standby Purchaser any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) that is of such a nature that there is reasonable doubt whether written notice need be given under this section 4.1.

4.2

Change in Securities Laws.  If during the period of distribution to the public of the Rights, there shall be any change in the Securities Laws which, in the opinion of the Standby Purchaser, acting reasonably, requires the filing of a Prospectus Amendment, ITP shall, to the satisfaction of the Standby Purchaser, acting reasonably, promptly prepare and file such Prospectus Amendment with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions where such filing is required.

4.3

Change in Closing Date.  If a material change occurs after the date of filing of the Final Prospectus with the Canadian Securities Commissions and prior to the Standby Closing Date, then, subject to Article 9, the Standby Closing Date shall be, unless ITP and the Standby Purchaser otherwise agrees in writing, the later of the previously-scheduled Standby Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions and any appropriate MRRS decision documents obtained for such filings and notice of such filings from ITP or ITP’s counsel have been received by the Standby Purchaser; provided, however, that in no event shall the Standby Closing Date be later than September 30, 2007.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ITP

5.1

Representations and Warranties.  ITP represents and warrants to the Standby Purchaser that:

(a)

ITP has been duly incorporated and organized and is existing and in good standing under the Laws of Canada and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)

The authorized capital of ITP consists of an unlimited number of Common Shares and an unlimited number of non-voting Class A preferred shares, of which there were, as of July 20, 2007, 40,986,940 Common Shares issued and outstanding.  Except as described in this subsection (b) and other than the Standby Purchasers, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from ITP, of any Common Shares or other securities of ITP other than (i) employee stock options granted pursuant to the Stock Option Plan of ITP or (ii) pursuant to the Rights Offering.

(c)

Each of the Material Subsidiaries is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

(d)

All issued and outstanding Common Shares of ITP have been duly authorized and validly issued, and are fully paid and non-assessable.  When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Common Shares issuable upon the exercise of the Rights and the Standby Shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Laws.  The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchaser that the number of Standby Shares, if any, that it may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time).

(e)

The execution, delivery and performance by ITP of this Agreement:

(i)

has been duly authorized by all necessary corporate action on its part;

(ii)

does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its articles of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any material indenture, mortgage, agreement, contract or other material instrument to which ITP or any of its subsidiaries is a party or by which ITP or any of its subsidiaries or any of their respective properties or assets is bound; and

(iii)

will not result in the violation of any applicable Law;

excluding such breaches, violations or conflicts that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder.

(f)

This Agreement has been duly executed and delivered by ITP and constitutes a legal, valid and binding obligation of ITP, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)

ITP is a reporting issuer (or equivalent where applicable) in good standing in all of the Qualifying Jurisdictions in Canada and is in compliance in all material respects with all continuous and timely disclosure obligations under applicable Securities Laws of the provinces of Canada, and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change since December 31, 2006 that has not been publicly disclosed, and except to the extent that information contained in a document is superseded by a document filed subsequently pursuant to Securities Laws, none of the documents filed by or on behalf of ITP pursuant to Securities Laws since December 31, 2006 contain a Misrepresentation at the date thereof.

(h)

Each of the consolidated financial statements of ITP contained in the Public Documents, including each Public Document filed after the date hereof until the Standby Closing Date, (i) complies or, when filed, will comply as to form in all material respects with the applicable Securities Laws of the provinces of Canada, (b) has been or, when filed, will have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those of the comparable prior period (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws) and (c) fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of ITP and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments.  As of the time they were filed, or as subsequently amended or superseded by a filing prior to the date of this Agreement, none of the documents publicly filed by or on behalf of ITP under ITP’s profile on SEDAR, including without limitation the Public Documents, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(i)

No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party is required by or with respect to ITP or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by ITP contemplated hereby, other than (i) the consents, approvals or authorizations that may be required by the Securities Laws of any Qualifying Jurisdictions; and (ii) the consent of the shareholders of ITP to the waiver of its Amended and Restated Shareholder Protection Rights Plan Agreement in accordance with section 7.2(l) and 7.4(a).

(j)

At the time of its filing and as at the Standby Closing Date, the Prospectus did and will comply with the requirements of any applicable Securities Laws in the Canadian Qualifying Jurisdictions, and will comply with the requirements of the Securities Act and with the requirements of the applicable United States Securities Laws; and at the time of its filing and as at the Standby Closing Date, the information and statements contained therein are true and correct in all material respects, contain no misrepresentation and constitute full, true and plain disclosure of all material facts (as such term is construed under the Securities Act) and do not omit any material facts relating to ITP and its subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein and did not or will not contain any Misrepresentation; provided that the foregoing shall not apply to (i) any information or statements contained in the Prospectus relating to the Standby Purchaser which the Standby Purchaser has specifically approved in writing for inclusion in such Prospectus and (ii) any changes resulting from the Rights Closing.

(k)

At the Standby Closing Date, the issuance of the Standby Purchaser Shares by ITP will comply with applicable Securities Laws.

(l)

There are no legal or governmental proceedings pending, or to ITP’s knowledge, threatened to which ITP or any of its subsidiaries is a party and which, if determined adversely, would result in a Material Adverse Change, other than proceedings accurately described in all material respects in the Public Documents, or on the power or ability of ITP to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(m)

ITP is not in violation in any material respect of any of the rules and policies of the TSX and the NSYE, including the applicable listing requirements of the TSX and the NYSE, and its Common Shares are currently listed thereon.

5.2

Survival.  All representations and warranties of ITP contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of the Purchaser Standby Shares by the Standby Purchaser and shall continue in full force and effect for a period of three years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF STANDBY PURCHASER

6.1

Representations, Warranties and Covenants.  The Standby Purchaser represents and warrants, to ITP that:

(a)

It is a limited partnership duly constituted and organized under the Laws of Delaware and is existing and in good standing under such Laws and it has the power to enter into and perform its obligations under this Agreement.

(b)

The execution, delivery and performance by the Standby Purchaser of this Agreement:

(i)

has been duly authorized by all necessary action on its part;

(ii)

does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its constating documents or result in a breach or a violation of, or conflict with, any of the terms or provisions of any indenture, mortgage, agreement, contract or other instrument to which it is a party or pursuant to which any of its assets or property may be affected; and

(iii)

will not result in the violation of any applicable Law.

(c)

This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i)  any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)

No consent, approval, order or authorization of, or declaration with, any Person is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals, or authorizations that may be required by the Securities Laws of any Qualifying Jurisdictions.

(e)

It has, and on the Standby Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), the financial ability and sufficient funds to comply with all of its obligations hereunder, including, without limitation, to make and complete the payment for all of the Standby Shares that it has committed to purchase pursuant to the Standby Commitment and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person(s).  The Standby Purchaser acknowledges and covenants that it shall in connection with section 6.1 of National Instrument 45-101 – Rights Offerings deliver to ITP satisfactory evidence of the foregoing for delivery to the Canadian Securities Commissions at or prior to the time of filing of the Prospectus with the Canadian Securities Commissions.

(f)

It exercises direction or control over approximately 4,483,971 Common Shares and does not have any other interests in any other Common Shares or securities of ITP.

(g)

Subject to the provisions of this Agreement, it has had access to such information concerning ITP as it has considered necessary to enter into this Agreement and to undertake its obligations hereunder.

(h)

It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in its Standby Purchaser Rights Offering Shares and the Standby Shares that it is obliged to purchase pursuant hereto (subject to the provisions hereof) and is able to bear the economic risks of such investment.

(i)

If required under applicable Laws or Securities Laws or under the rules and policies of the TSX or the NYSE, it will execute, deliver and file and otherwise assist ITP in filing such required reports and such other required documents with respect to the issue of the Rights, Standby Purchaser Rights Offering Shares and Standby Purchaser Shares, provided that ITP acknowledges and agrees that it has not engaged the Standby Purchaser to act as underwriter (as defined under applicable Securities Laws) and the Standby Purchaser will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

(j)

Either:

(i)

it is not a person in the United States and is acquiring or will acquire any Standby Purchaser Rights Offering Shares and any Standby Purchaser Shares in accordance with Rule 903 under the 1933 Act, or

(ii)

it:

(A)

understands that any Standby Purchaser Rights Offering Shares acquired by it and any Standby Shares acquired by it (collectively, the “Acquired Shares”) have not been and will not be registered under the 1933 Act and that the sale to it contemplated hereby is being made in reliance on a private placement exemption to those institutional “accredited investors” specified in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the 1933 Act (“Institutional Accredited Investors”);

(B)

has received a copy, for its information only, of the Prospectus and has had access to such additional information, if any, concerning ITP as it has considered necessary in connection with its investment decision to invest in the Acquired Shares;

(C)

has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Acquired Shares and is able to bear the economic risks of such investment;

(D)

and each of its Managed Accounts that acquires Acquired Shares are Institutional Accredited Investors;

(E)

acknowledges that it has not purchased the Acquired Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(F)

agrees that it will not offer, sell or otherwise transfer any of such Acquired Shares, directly or indirectly, unless:

(I)

the sale is to ITP; or

(II)

the sale is made outside the United States in compliance with the requirements of Rule 904 of Regulation S and in compliance with applicable local Laws; or

(III)

the sale is made pursuant to an exemption from registration under the 1933 Act provided by Rule 144 thereunder, if available; or

(IV)

the sale is made in a transaction that does not require registration under the 1933 Act or any applicable United States state Laws governing the offer and sale of securities, and it has furnished to ITP an opinion of counsel of recognized standing reasonably satisfactory to ITP;

(G)

understands and acknowledges that upon the original issuance of the Acquired Shares, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state Laws, all certificates representing the Acquired Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO CIBC MELLON TRUST COMPANY AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT;

provided, that if the Common Shares are being sold in compliance with the requirements of Rule 904 of Regulation S and applicable Canadian Securities Laws, the legend may be removed by providing a declaration to CIBC Mellon Trust Company, as registrar and transfer agent for the Common Shares, to the following effect (or as the Corporation may prescribe from time to time):

The undersigned (A) acknowledges that the sale of the Common Shares to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) it is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of Intertape Polymer Group Inc., (2) the offer of such Common Shares was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States and (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such Common Shares.  Terms used herein have the meanings given to them by Regulation S;

provided, further, that, if any such Common Shares are being sold pursuant to Rule 144 of the 1933 Act, the legend may be removed by delivery to CIBC Mellon Trust Company of an opinion of counsel, of recognized standing reasonably satisfactory to ITP, to the effect that such legend is no longer required under applicable requirements of the 1933 Act or state Securities Laws.

6.2

Survival.  All representations and warranties of the Standby Purchaser contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the issuance of the Rights and the purchase of the Standby Purchaser Rights Offering Shares and the Standby Purchaser Shares by the Standby Purchaser and shall continue in full force and effect for a period of three years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of ITP.

6.3

Lock-Up Covenant.  Subject to and in accordance with the terms hereof, the Standby Purchaser and ITP agree as follows:

(a)

subject to section 6.3(b) hereof, for a period beginning on the date hereof and ending on, and including, the date which is two Business Days following the Expiry Date, neither the Standby Purchaser nor the Managed Accounts will, without the prior written consent of ITP, (i) sell or purchase, offer to sell or purchase, contract or agree to sell or purchase, hypothecate, pledge, grant any option to sell or purchase or otherwise dispose of or acquire or agree to dispose of or acquire, directly or indirectly, or file (or participate in the filing of) a prospectus with any of the Securities Commissions or a registration statement with the SEC in respect of, or establish or increase a put or call equivalent position or liquidate or decrease a put or call equivalent position within the meaning of section 16 of the 1934 Act with respect to, any Common Shares or Rights or any other securities of ITP, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to it or another Person, in whole or in part, any of the economic consequences of ownership of Common Shares or any other securities of ITP that are substantially similar to Common Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii).  The Standby Purchaser hereby confirms that neither it nor any of its Managed Accounts has since June 1, 2007 taken, and hereby covenants that neither it nor any of its Managed Accounts will take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of ITP; and

(b)

notwithstanding section 6.3(a), the Standby Purchaser shall at any time, upon receipt of instructions from the holder of a Managed Account, be entitled to reduce, close or liquidate the Managed Account and maintain balanced investment allocations for the Managed Account in respect of any Common Shares or Rights or any other securities of ITP or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing.

ARTICLE 7
CLOSING AND CONDITIONS

7.1

Closing.  The closing of the purchase by the Standby Purchaser and sale by ITP of the Standby Shares to be purchased by the Standby Purchaser hereunder shall be completed at the offices of Heenan Blaikie LLP, 1250 René-Lévesque Blvd. West. Suite 2500, Montreal, Québec H3B 4Y1 at 8:30 a.m. (Montreal time) (the “Closing Time”) on the Standby Closing Date or at such other time and/or on such other date and/or at such other place as ITP and the Standby Purchaser may agree upon in writing.  On such date, and upon payment being made by the Standby Purchasers in accordance with section 2.5, definitive certificates representing the number of Common Shares that is equal to the number of Standby Purchaser Shares to be purchased by the Standby Purchaser hereunder shall be delivered to the Standby Purchaser by ITP and such certificates shall be registered in the name of the Standby Purchaser.

7.2

Conditions in Favour of Standby Purchaser.  The obligation of the Standby Purchaser to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)

there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of ITP, pending, commenced or threatened by any Person, in respect of the Rights Offering, that have a reasonable likelihood of success in the judgment of the Standby Purchaser, and that, should they succeed, will result in a Material Adverse Change;

(b)

ITP will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering and the purchase of Standby Shares by the Standby Purchaser as contemplated by this Agreement;

(c)

the Rights being listed on the TSX, subject to the filing of customary documents with the TSX;

(d)

the TSX having approved the listing of the Common Shares issuable upon the exercise of the Rights and the Purchaser Standby Shares, subject to the filing of customary documents with the TSX;

(e)

the terms of the Rights Offering shall not have been changed;

(f)

the Standby Purchaser shall receive a legal opinion dated as of the Standby Closing Date from counsel to ITP (who may rely on the opinion of counsel acceptable to them as to matters governed by the Laws of jurisdictions other than the Province of Québec, Ontario, British Columbia and Alberta, and who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of ITP), which opinion shall be substantially in the form of Schedule A;

(g)

since the respective dates as of which information is given in the Final Prospectus as amended by any Prospectus Amendment there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of ITP and its subsidiaries on a consolidated basis, other than as disclosed in the Final Prospectus or any Prospectus Amendment, as the case may be;

(h)

no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of ITP having been issued by any Securities Commission that is continuing in effect and no proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Securities Laws or by any Securities Commission

(i)

ITP has duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until Closing;

(j)

the representations and warranties of ITP contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Standby Closing Date after giving effect to the transactions contemplated by this Agreement, except for (i) such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties shall be true and correct as of the Closing Time, and (ii) any changes resulting from the Rights Closing;

(k)

the Standby Purchaser shall have received at Closing a certificate or certificates dated as of the Standby Closing Date and signed on behalf of ITP by two senior officers of ITP addressed to the Standby Purchaser certifying for and on behalf of ITP after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that the conditions set out in paragraphs (a), (g), (h), (i) and (j) of this section 7.2 have been satisfied in full;

(l)

the shareholders of ITP shall have consented to the waiver of its Amended and Restated Shareholder Protection Rights Plan Agreement as it relates to the issuance of Standby Purchaser Rights Offering Shares and Standby Purchaser Shares to the Standby Purchaser, at the special meeting of shareholders to be held on September 5, 2007, by an affirmative vote of a majority of the votes cast by all holders of common shares represented in person or by proxy at such meeting;

(m)

the Rights Closing shall have occurred in accordance with the Final Prospectus; and

(n)

as at the Closing Time, no event of default shall have occurred and be continuing under any of ITP’s existing credit facilities.

7.3

Commercially Reasonable Best Efforts.  ITP agrees to use its commercially reasonable best efforts to cause those conditions contained in section 7.2 that relate to acts to be performed or to be caused to be performed by it to be complied with.

7.4

Conditions in Favour of ITP.  The obligation of ITP to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:

(a)

the shareholders of ITP shall have consented to the waiver of its Amended and Restated Shareholder Protection Rights Plan Agreement as it relates to the issuance of Standby Purchaser Rights Offering Shares and Standby Purchaser Shares to the Standby Purchaser, at the special meeting of shareholders to be held on September 5, 2007, by an affirmative vote of a majority of the votes cast by all holders of common shares represented in person or by proxy at such meeting;

(b)

the Rights Closing shall have occurred in accordance with the Final Prospectus;

(c)

there shall be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to ITP or any of its subsidiaries or in relation to any of the directors and officers of ITP, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Securities (which prevention or restriction is continuing); and

(d)

there shall be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Common Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon exercise of the Rights (which prevention or restriction is continuing).

ARTICLE 8
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

8.1

Confidentiality.  Neither party hereto shall, without the prior consent of the other party, disclose the terms of this Agreement, except that such disclosure may be made to a party’s officers, directors, partners, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Law or the rules of the TSX or NYSE.

8.2

Public Announcement.  ITP will make a public announcement regarding this Agreement contemporaneously with (or that shall be included within) the public announcement to be made by ITP regarding the Rights Offering.

ARTICLE 9
TERMINATION

9.1

Termination by ITP and the Standby Purchaser.  Each of ITP and the Standby Purchaser shall be entitled, by giving written notice to the other at any time prior to the Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if,

(a)

any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable Laws in relation to ITP or any of its subsidiaries or in relation to any of the directors and officers of ITP, any of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Securities;

(b)

if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in the Rights or Common

Shares or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon exercise of the Rights;

(c)

any Material Adverse Change occurs;

(d)

there should develop or occur or come into effect, any catastrophe of national or international consequence or, any Law or other occurrence of any nature whatsoever which in the opinion of the Standby Purchaser seriously adversely affects, or will seriously adversely affect the financial markets in Canada or which results in or will result in a Material Adverse Change;

(e)

ITP fails to obtain: (i) final listing approval from the TSX for the Rights at least two days prior to the date named as the Record Date in the Final Prospectus; and (ii) conditional listing approval from the TSX in respect of the Common Shares issuable upon exercise of the Rights and the Standby Purchaser Shares prior to or on the Standby Closing Date, subject to receipt of customary final documentation;

(f)

the Common Shares or the Rights are de-listed or suspended or halted from trading for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Rights Offering;

(g)

the conditions to closing in favour of the Standby Purchaser referred to in section 7.2 have not been satisfied on or before September 30, 2007;

(h)

the conditions to closing in favour of ITP referred to in section 7.4 have not been satisfied on or before September 30, 2007;

(i)

the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before August 31, 2007; or

(j)

if the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 7) has not occurred on or before September 30, 2007,

provided however that ITP shall be entitled to make such election to terminate only if ITP has used its best efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Standby Purchaser.

9.2

Termination of Obligations.  Notwithstanding any other provision hereof, should ITP or the Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 9, the obligations of both ITP and the Standby Purchaser under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchaser to ITP or on the part of ITP to the Standby Purchaser hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 10 or section 12.1).

ARTICLE 10
INDEMNIFICATION

10.1

Indemnification by ITP.  ITP covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and shareholders from and against any and all losses (other than loss of profit), claims, damages, liabilities, costs or expenses caused, incurred or suffered by any one or more of them:

(a)

by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus;

(b)

by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in Canada or the United States or before or by any Governmental Entity, based upon or relating to any Misrepresentation or alleged Misrepresentation in the Prospectus, or any other document filed with the Securities Commissions in connection with the Rights Offering or the Prospectus, or relating to the Rights Offering  or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of ITP in connection with the Rights Offering or the other transactions contemplated in this Agreement (excluding, for greater certainty, any statements made by or on behalf of ITP exclusively to one or more Indemnified Parties);

(c)

by the non-compliance or alleged non-compliance by ITP with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement, including ITP’s non-compliance with any statutory requirement to make any document available for inspection;

(d)

by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of ITP contained herein; or

(e)

as a result of the Standby Purchaser’s participation in the transactions contemplated in this Agreement,

provided however, that ITP will not be responsible for any losses, claims, damages, liabilities costs or expenses of an Indemnified Party resulting from actions taken or omitted to be taken by an Indemnified Party through bad faith, wilful misconduct or negligence

10.2

Indemnification by Standby Purchaser.  The Standby Purchaser covenants and agrees to protect, indemnify and hold harmless ITP for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses (other than the loss of profit), claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach of any representation, warranty, covenant or agreement of the Standby Purchaser contained herein.

10.3

Notification.  In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any Person in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either ITP under section 10.1 or the Standby Purchaser under section 10.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

10.4

Retention of Counsel.  In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)

the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(b)

the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

10.5

Fees and Expenses of Counsel.  Subject to section 10.4, it is understood and agreed that the Indemnifying Party shall not, in connection with any claim, action, suit or proceeding referred to in section 10.3 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

10.6

Settlement.  Notwithstanding anything herein contained, no Indemnified Party shall agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party shall not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

ARTICLE 11
NOTICE

11.1

Notice.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or Person as may be designated by notice.

(a)

In the case of ITP:

Intertape Polymer Group Inc.
3647 Cortez Road West
Bradenton, Florida 34210-3016

Attention:

Executive Director
Fax No.:

(941) 727-5293

With a copy to:

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montréal, Québec  H3B 4Y1

Attention:

Neil Wiener
Fax:

(514) 846-3427

(b)

In the case of the Standby Purchaser:

Brandes Investment Partners, L.P.

Suite 500, P.O. Box  919048

11988 El Camino Real

San Diego, California

92191-9048,  USA

Attention:

Mr. Ian N. Rose

General Counsel
Fax:

(858) 314-1023

With a copy to:

McCarthy Tétrault LLP

Suite 4700, Toronto Dominion Bank Tower

Toronto, Ontario

M5K 1E6

Attention:

Mr. Sean Sadler
Fax:

(416) 868-0673

11.2

Receipt of Notice.  Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 12
MISCELLANEOUS

12.1

Expenses.  ITP will be responsible for all expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, all fees and disbursements in connection with any dealer manager or dealer managers engaged in connection with the Rights Offering (other than any such fees or disbursements agreed to be paid by such dealer manager or dealer managers), all expenses related to roadshows and marketing activities and any marketing documents or materials (including, without limitation, slide presentations and videos, if any), printing costs, translation fees and filing fees.  All fees and disbursements of legal counsel to the Standby Purchaser and out-of-pocket expenses incurred by the Standby Purchaser shall be borne by the Standby Purchaser; provided however that, in the event that the Rights Offering does not proceed due to a breach of this Agreement by ITP, then ITP will reimburse the Standby Purchaser for its reasonable out-of-pocket and legal expenses.

12.2

Further Assurances.  The parties hereto agree to do all such things and take all such actions as may be reasonably necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

12.3

Assignment.  This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

12.4

Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and there respective successors and permitted assigns.

12.5

Waiver.  Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant.  No waiver by either party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

12.6

Amendments.  No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

12.7

Counterparts and Facsimile.  This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.  This Agreement shall be deemed to have been entered into and to have become effective at the location at which the Standby Purchaser shall have signed an original, counterpart or facsimile version thereof, without regard to the place at which ITP shall have signed same.

12.8

Time.  Time shall be of the essence of this Agreement.

12.9

Entire Agreement.  This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

[The rest of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

INTERTAPE POLYMER GROUP INC.
By:	(signed) Eric E. Baker
Name: Eric E. Baker
Title: Chairman of the Board

BRANDES INVESTMENT PARTNERS, L.P.
By:	(signed) Brent V. Woods
Name:	Brent V. Woods
Title:	Managing Director

SCHEDULE A

Form of Opinion of Counsel to ITP

[Standby Closing Date], 2007

[Standby Purchaser]

RE:

Intertape Polymer Group Inc.

Rights Offering

Dear Sirs/Mesdames:

We have acted as counsel to Intertape Polymer Group Inc. (the “Corporation”) in connection with the distribution of ● rights (collectively, the “Rights”) of the Corporation (the “Rights Offering”) pursuant to a short form prospectus dated ●, 2007 (the “Prospectus”).  ● Rights entitle the holder to acquire one common share of the Corporation (collectively, the “Rights Offering Shares”) on payment of a subscription price of $●.

This opinion is provided to you pursuant to section 7.2(f) of the standby purchase agreement (the “Standby Purchase Agreement”) dated July ●, 2007 between the Corporation and ●(the “Standby Purchaser”) as a condition to completing the closing of the purchase by the Standby Purchaser of certain common shares of the Corporation (collectively, the “Standby Shares” and, together with the Rights Offering Shares, the “Offered Shares”) from the Corporation.  All capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings ascribed to them in the Standby Purchase Agreement.  “Applicable Securities Laws” means the applicable securities legislation, rules and regulations of each of the provinces of Canada.

As counsel to the Corporation we have participated in the preparation of, among other things:

(a)

the Prospectus; and

(b)

the Standby Purchase Agreement.

We have considered such questions of law, examined such statutes and regulations and made such investigations and examined originals or copies certified, authenticated or otherwise identified to our satisfaction, of records and corporate proceedings, certificates and other documents as we have considered to be necessary or relevant for the purposes of the opinions hereinafter expressed, including the following:

(a)

the currently effective articles and by-laws of the Corporation;

(b)

a certified copy of the resolutions of the Board of Directors of the Corporation, authorizing, inter alia, the Prospectus, the Standby Purchase Agreement, the creation and issuance of the Rights and the issuance of the Offered Shares;

(c)

a certificate of even date herewith of the [Secretary] of the Corporation as to certain factual matters (the “General Certificate”);

(d)

a certificate of compliance in respect of the Corporation issued by Industry Canada and dated ●, 2007 (the “Certificate of Compliance”);

(e)

a letter from the Toronto Stock Exchange (the “TSX”) dated ●, 2007 relating to the approval for listing of the Rights and the Offered Shares on the TSX (the “Listing Letter”);

(f)

a copy of the decision document for the Prospectus dated ●, 2007 issued by the Autorité des marchés financiers under the mutual reliance review system, evidencing that receipts of the regulators in each Canadian province have been issued for the Prospectus (the “MRRS Decision Document”), and copies of local receipts for the Prospectus where issued; and

(g)

opinions dated the date hereof of counsel in the provinces of Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador (collectively, the “Local Counsel Opinions”), copies of which have been provided to you.

In our examinations, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof; (iv) the legal capacity of all individuals; and (v) that the statements made by governmental officials in certificates provided by them are true and correct as at the time they were made and continue to be true and correct from such time to the time of delivery of this opinion.

With respect to our opinion set out in paragraph 1 below, we have relied exclusively on the Certificate of Compliance.

With respect to our opinions set out in paragraphs 2, 3, 4, 5 and 7 below, we have relied as to certain matters of fact on the General Certificate.

In expressing our opinion set out in paragraph 7 below, we have assumed that the Standby Purchase Agreement has been duly authorized, executed and delivered by the Standby Purchaser and that such document constitutes a legal, valid and binding obligation of the Standby Purchaser and is enforceable in accordance with its terms against all parties thereto other than the Corporation, subject to the qualifications on enforceability referred to below.

With respect to our opinion set out in paragraph 9 below, we have relied on the MRRS Decision Document.

In expressing our opinion set out in paragraph 9 below, we have assumed that the Prospectus (including the documents incorporated by reference therein) (i) constitutes full, true and plain disclosure of all material facts relating to the Corporation, the Rights and the Offered Shares as required by Applicable Securities Laws; (ii) does not contain any misrepresentation likely to affect the value or market price of the Rights or the Offered Shares; (iii) does not contain any untrue statement of a material fact, (iv) does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, and (v) the Corporation is not a “connected issuer” or “related issuer” of any of the Standby Purchaser or dealer managers for the Rights Offering.

In expressing our opinion set out in paragraph 9 below, we have assumed that no material change (as defined in the Securities Act (Ontario) (the “Securities Act”) or other Applicable Securities Laws has occurred since the date of the Prospectus, which would require the Corporation to file an amendment to the Prospectus (including by way of filing a document which would be incorporated by reference therein) pursuant to the Securities Act or other Applicable Securities Laws.  We have also assumed that at all material times, no order of any court or competent regulatory authority has been or will have been issued to cease, restrict or suspend the trade or distribution of any securities of the Corporation, or that affects any person who engages in such a trade, and no court judgment, order, decree, injunction, decision or ruling will be in effect which prevents the trade or distribution of securities of the Corporation, or that affects any person who engages in such trade.

With your permission, we have relied exclusively on the Local Counsel Opinions with respect to our opinion in paragraph 9 as it relates to the provinces of Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador.  The qualifications, assumptions and exceptions set forth in the Local Counsel Opinions are expressly herein incorporated by reference as if set out herein at length.  We have made no independent investigation and do not express or imply any opinion with respect to the matters set out in the Local Counsel Opinions.  We have assumed that all appropriate investigations and inquiries, whether or not referred to expressly in such opinions, were made and conducted and that no matters were disclosed as a result of such investigations and inquiries which might have required a qualification to any such opinions.

In expressing the opinion in paragraph 11, we have relied exclusively on the Listing Letter.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications contained herein, we are of the opinion that, on the date hereof:

1.

The Corporation is a corporation incorporated and existing under the Canada Business Corporations Act and has not been dissolved thereunder.

2.

The Corporation has the requisite power and capacity to carry on its business as described in the Prospectus, to enter into and carry out its obligations under the Standby Purchase Agreement and to issue the Rights and Offered Shares as contemplated by the Prospectus and the Standby Purchase Agreement.

3.

The execution and delivery of the Prospectus and the filing of the Prospectus pursuant to Applicable Securities Laws have been duly approved and authorized by all necessary action on the part of the Corporation.

4.

All necessary action has been taken by and on behalf of the Corporation to authorize the creation, issuance and distribution of the Rights and the Offered Shares.

5.

The Rights have been duly authorized and validly issued, and upon payment of the subscription price and the valid exercise of the Rights as contemplated in the Prospectus, the Offered Shares will be duly authorized and validly issued as fully-paid and non-assessable common shares in the capital of the Corporation.

6.

Neither the execution and delivery by the Corporation of the Standby Purchase Agreement nor the consummation of the transactions contemplated by the Standby Purchase Agreement resulted, or will result, in a breach (whether after notice or lapse of time or both) of: (a) any of the terms, conditions or provisions of the articles or by-laws of the Corporation; or (b) any applicable laws of the Province of Québec or the federal laws of Canada applicable therein.

7.

The Standby Purchase Agreement and the performance by the Corporation of its obligations thereunder have been duly authorized and the Standby Purchase Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms.

8.

Based on the provisions of the Income Tax Act (Canada) (the “Tax Act”), the Regulations thereunder, and the proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the Offered Shares, when issued will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided that the common shares of the Corporation are listed at that time on a prescribed stock exchange in Canada (which currently includes the TSX) or, if the amendments to the Tax Act proposed in the federal budget released on March 19, 2007 are enacted, a “designated” stock exchange in Canada (which it is expected would also include the TSX).

9.

All necessary documents have been filed, all requisite proceedings have been taken and all legal requirements have been fulfilled by the Corporation under Applicable Securities Laws to qualify the Rights and the Offered Shares for distribution in each Canadian province.

10.

The distribution of the Rights under the Rights Offering and the distribution of the Offered Shares are exempt from the dealer registration requirements under Applicable Securities Laws of Canada.

11.

The Offered Shares have been approved for listing on the TSX, subject only to such usual conditions and to the filing of usual documents in accordance with the requirements of the TSX.

The foregoing opinions are subject to the following qualifications and limitations:

(a)

The legality, validity, binding nature or enforceability of the Standby Purchase Agreement and the rights and remedies set out therein or in any judgment arising out of or in connection therewith, are subject to or may be affected by such limitations and prohibitions as may exist or may be enacted in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(b)

The enforceability of the Standby Purchase Agreement is subject to general equitable principles, including that to the effect that the availability of equitable or extraordinary remedies, such as specific performance and injunctive relief, is subject to the discretion of the court before which any such proceedings are brought and may not be available as a remedy in any proceedings brought to enforce the rights of a creditor.

(c)

The obligations of the parties and the enforceability of their rights are subject to all qualifications which, by equity, usage or public order, are incidental thereto by their nature, including without limitation:

(i)

the power of the court to stay proceedings before it and to stay the execution of judgments;

(ii)

the discretion of a court to decline to hear an action if it is contrary to public order for it to do so or if it is not the proper forum to hear such action;

(iii)

the discretion of the court to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand, to decline to enforce an obligation on the basis of a default deemed technical or immaterial by the court or to be bound by determinations of fact stated to be conclusive by the contracting parties;

(iv)

limitations on the rights of creditors to invoke their remedies without notice of default or without appropriate judicial proceedings;

(v)

the provisions of the Standby Purchase Agreement that certain calculations or certificates are conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party;

(vi)

provisions for the payment of interest may not be enforceable if those provisions provide for the receipt of interest at a “criminal rate” within the meaning of section 347 of the Criminal Code (Canada);

(vii)

the parties must have exercised and must continue to exercise good faith in the negotiation, implementation and enforcement of agreements; and

(viii)

the discretion of the court to reduce the obligations of a debtor, to relieve a debtor from the consequences of a breach or non-payment or to revise the terms and conditions of their performance in certain circumstances.

(d)

We express no opinion with respect to any provisions of any document that purport: (i) to enable a party to recover any costs in excess of the legal tariff or any costs that may be awarded in the discretion of a court; (ii) to waive or renounce any rights or defences of a party; (iii) to grant any irrevocable power of attorney; (iv) to limit, exclude, specify or quantify the liability of a party under any circumstances; (v) to provide that any modifications, amendments or waivers that are not in writing will not be effective; (vi) to confer upon a party the right to act in its absolute discretion; (vii) to vary, waive or renounce to any applicable prescription (limitation) period prior to the expiry thereof; (viii) to allow for the compensation or set-off of unmatured or unliquidated claims; (ix) to sever therefrom any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such documents; (x) to provide that certain calculations or determinations will be conclusive and binding on a party; (xi) to deem that notice shall have been received on a certain day when notice has not in fact been received; or (xii) require a party to pay, or to indemnify the other party for, costs and expenses in connection with judicial proceedings.

(e)

The costs of or incidental to a proceeding or a step in a proceeding authorized to be taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs will be paid, and any provision of the Standby Purchase Agreement relating to the obligation of a party to pay costs or indemnify or reimburse any person in respect thereof will be unenforceable to the extent inconsistent with such determination.

(f)

A court may decline to enforce rights of indemnity and contribution under the Standby Purchase Agreement to the extent that they directly or indirectly relate to liabilities imposed by law for which it would be contrary to public policy to require a party to indemnify another.

(g)

No opinion is expressed as to the accuracy of any of the representations and warranties of the Corporation set out in the Standby Purchase Agreement.

(h)

Notwithstanding any term or condition contained in the Standby Purchase Agreement including, without limitation, the right of any party to exercise its sole discretion, a court of competent jurisdiction may retain the discretion to determine when the actions of a party or its agents have been conducted in good faith and in a “commercially reasonable” manner.

(i)

Pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment or on a day other than that contemplated in section 1.4 of the Standby Purchase Agreement.

(j)

No opinion is given in respect of any provision of the Standby Purchase Agreement which purports to derogate from any provision of the Civil Code of Quebec which is of public order.

The opinions set forth above are given as at the date hereof.  We undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set forth herein as a result of any amendment or coming into force of any law after the date hereof.  Except for those opinions with respect to which we have relied upon the Local Counsel Opinions, the foregoing opinions extend only to the laws of Quebec and the laws of Canada applicable therein and with respect to the opinions expressed in paragraph 9 hereof, to the laws of Ontario, British Columbia and Alberta and the laws of Canada applicable therein as well.  The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

The foregoing opinions can be relied upon only by the parties to whom they are addressed and for the purposes of the transactions herein contemplated and may not be quoted or referred to in any other document without our prior written consent.

Yours faithfully,

Brandes Investment Partners, L.P.

By: /s/ Brent V. Woods

Brent V. Woods, Managing Director